Exhibit 21.1
USD PARTNERS LP
Subsidiaries of the Registrant

Company Name	State or other Jurisdiction of Incorporation/ Formation/Organization
Casper Crude to Rail, LLC	Wyoming
CCR Pipeline, LLC	Delaware
San Antonio Rail Terminal LLC	Delaware
Stroud Crude Terminal LLC	Delaware
SCT Pipeline LLC	Delaware
USD Logistics Operations GP LLC	Delaware
USD Logistics Operations LP	Delaware
USDP CCR LLC	Delaware
USDP Finance Corp.	Delaware
USD Rail Canada ULC	British Columbia
USD Rail International S.A.R.L.	Luxembourg
USD Rail LP	Delaware
USD Terminals Canada ULC	British Columbia
USD Terminals International S.A.R.L.	Luxembourg
West Colton Rail Terminal LLC	Delaware